EXHIBIT 99.1

Itron Initiates Leadership Succession

LIBERTY LAKE, Wash., January 22, 2019 – Itron, Inc. (NASDAQ: ITRI) (“Itron” or the “Company”), which is innovating the way utilities and cities manage energy and water, today announced that Philip Mezey, the Company’s President and Chief Executive Officer and a member of the Board of Directors, has informed the Board of his intention to retire from his positions. By mutual agreement with the Board, Mr. Mezey will continue to lead the Company as President and Chief Executive Officer and serve as a member of its Board until August 31, 2019, or until a successor is appointed. Upon the appointment of a successor, Mr. Mezey will remain with the Company as an advisor through December 31, 2019, to help facilitate a seamless transition. The Board has commenced a search process to identify the Company’s next CEO and will evaluate both internal and external candidates. The process is being led by a newly formed CEO Search Committee of the Board, which will engage a nationally-recognized executive search firm to assist in the process.

Mr. Mezey has been a member of the Itron team since 2003, following Itron’s acquisition of Silicon Energy, where Mr. Mezey began serving in 2000. He was appointed CEO in January 2013. Over the course of his tenure as CEO, Itron has strengthened its position as a leading provider of technology and services solutions to utilities and cities globally, accelerated its pace of innovation and streamlined its operations footprint and efficiency.

Mr. Mezey said, “It’s been a tremendous honor to have been part of the Itron family for the past 18 years and to have led the Company over the last six years on a journey to an improved strategic, operational and financial position. Itron has grown from being a leader in Automated Meter Reading to an innovator in Advanced Metering Infrastructure, Distribution Automation, Street lighting, and emerging IoT sensing. With the recent acquisition of Silver Spring Networks, we have strengthened our position in wireless networking and distributed energy management and are well positioned to continue to drive long-term value for our customers, partners, employees and shareholders. With the strategy, plan and team firmly in place, and with the majority of our operational improvement initiatives behind us, I felt that now was the right time for me pass the baton to the next leader, who will continue to improve on what we have built.”

Lynda Ziegler, chairman of the Board of Directors, said, “Under Philip’s leadership, Itron has become an industry leader with 8,000 customers worldwide and 190 million smart communicating devices deployed globally. On behalf of the Board, the management team and our 8,000 employees, we thank Philip for his dedication and leadership over nearly 18 years of service to Itron, including as President and CEO for the past six years. Leadership succession is one of the most important functions for any Board, and we are moving into a new phase of a deliberate and thoughtful process to identify the next CEO of Itron. We appreciate Philip’s continuing leadership as we work to select a successor to advance our transformation, support our innovative culture and continue delivering value to customers and shareholders.”

About Itron

Itron enables utilities and cities to safely, securely and reliably deliver critical infrastructure services to communities in more than 100 countries. Our portfolio of smart networks, software, services, meters and sensors helps our customers better manage electricity, gas and water resources for the people they serve. By working with our customers to ensure their success, we help improve the quality of life, ensure the safety and promote the well-being of millions of people around the globe. Itron is dedicated to creating a more resourceful world. Join us: www.itron.com.

Itron® is a registered trademark of Itron, Inc. All third-party trademarks are property of their respective owners and any usage herein does not suggest or imply any relationship between Itron and the third party unless expressly stated.

Forward-Looking Statements
This release contains forward-looking statements within in the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our expectations about revenues, operations, financial performance, earnings, earnings per share and cash flows. Although we believe the estimates and assumptions upon which these forward-looking statements are based are reasonable, any of these estimates or assumptions could prove to be inaccurate and the forward-looking statements based on these estimates and assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors. Some of the factors that we believe could affect our results include our ability successfully to execute our leadership transition plan, our ability to achieve estimated cost savings, the rate and timing of customer demand for our products, supply chain disruptions, tariffs, rescheduling of current customer orders, changes in estimated liabilities for product warranties, adverse impacts of litigation, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2017 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update or revise any information in this press release.

Itron, Inc.
Kenneth P. Gianella, 669-770-4643
Vice President, Investor Relations